                                       -----------------------------------------
                                                    OMB APPROVAL
                                       -----------------------------------------
                                       OMB NUMBER:                     3235-0104
                                       EXPIRES:               SEPTEMBER 30, 1998
                                       ESTIMATED AVERAGE BURDEN HOURS PER
                                       RESPONSE............................  0.5
                                       -----------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935

            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Judenberg  Joseph    J.
   (Last)     (First)  (Middle)

   820 Ibsen Street
   (Street)

   Woodmere  New York  11598
   (City)   (State)    (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   5/3/99

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   The A Consulting Team, Inc.
   (Nasdaq NM:TACX)


5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)

                              Senior Vice President
                              ---------------------

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------

N/A


* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------

N/A

                                                                    5. Ownership
                                                                         Form of
                                                                      Derivative

                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------

N/A


Explanation of Responses:

Mr. Judenberg, Senior Vice President was hired by the Company on May 3, 1999. This Form 3 is filed as an initial holdings statement of an executive oficer of the Company.

/s/ Joseph J. Judenberg                              5/8/00
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.